Exhibit 99.1

Courier to Bring Digital Print to Kendallville Plant

NORTH CHELMSFORD, Mass.--(BUSINESS WIRE)--October 29, 2012--Courier Corporation (Nasdaq: CRRC), one of America’s leading innovators in book manufacturing, content management and publishing, today announced its plans to provide complete end-to-end digital production capability at its flagship four-color plant in Kendallville, Indiana.

The heart of the new production line will be a high-volume HP T410 Color Inkjet Web Press, Courier’s fourth HP digital press and its largest to date. With three HP T350 presses already running at its plant in North Chelmsford, Massachusetts, Courier opted for the greater capacity and flexibility of the T410, with its 42-inch web width, to serve an even larger customer base across a full range of run lengths at the Indiana plant.

Other key components include HP’s new Indigo 10000 digital press for book covers, a Muller Martini binding line and extensive warehousing and distribution facilities. The new equipment is scheduled to be installed over the winter for ramp-up next spring at a cost of approximately $13 million, which will bring Courier’s total investment in digital production to $40 million.

“Bringing digital capability to Kendallville makes excellent sense for our customers and for our company,” said Courier Chairman and Chief Executive Officer James F. Conway III. “It’s a logical next step given the success of our Courier Digital Solutions business in Massachusetts, which is currently installing its own HP Indigo 10000 press as one of seven worldwide beta sites.

“Today many publishers are moving to multi-print strategies to maximize the lifespan of every title and capture short-term opportunities, while reducing inventory and obsolescence costs. By leveraging Courier Digital Solutions’ expertise at our Kendallville plant, we can make that process a lot easier. Through this initiative, customers who already rely on Courier Kendallville for outstanding quality in four-color offset will gain access to offset-quality digital production for shorter runs right in the same facility. They’ll also gain a full set of complementary capabilities including content management, seamless customization and a direct-ship option from a convenient geographic hub,” said Conway.

“At the same time, this is a great opportunity for the 600 people in our Kendallville workforce, not to mention the many civic and industry partners, including the City of Kendallville, who have been at our side as we have grown the plant into a market leader in offset book production. With this new capability, the plant will now have the opportunity to make a comparable name for itself in digital content delivery. From short runs of customized college textbooks to long runs of four-color books for readers everywhere, this 500,000-square-foot facility will be able to handle all aspects of the demand curve, helped by our industry-leading experience in four-color offset and digital, and by our close relationship with HP.”

A new standard in digital book production

“As one of the first major companies to invest in HP inkjet web presses for book production, Courier has built a very successful digital business, driving the transformation of the publishing industry in North America and extending the benefits of HP technology to an ever-expanding circle of publishers, authors, teachers, students and consumers,” said Aurelio Maruggi, Vice President and General Manager, Inkjet High-speed Production Solutions, HP. “With these additional investments in the HP T410 and HP Indigo 10000 presses, Courier will be able to offer complete variable content printing at full press speed with uncompromising quality, extraordinary flexibility, and the robust performance needed to maintain a competitive edge.”

“Courier is already widely recognized as a leader in customized four-color book production using digital inkjet technology,” said Mr. Conway. “Bringing digital capability to our Kendallville plant will help us stay ahead of the competition. Even more to the point, it will do the same for our customers— helping them succeed by delivering top-quality content faster than ever.”

About Courier Corporation

Courier Corporation is America’s third largest book manufacturer and a leader in content management and customization in new and traditional media. It also publishes books under three brands offering award-winning content and more than 10,000 titles. Founded in 1824, the company is headquartered in North Chelmsford, Massachusetts. For more information, visit www.courier.com.

This news release includes forward-looking statements. Statements that describe future expectations, plans or strategies are considered “forward-looking statements” as that term is defined under the Private Securities Litigation Reform Act of 1995 and releases issued by the Securities and Exchange Commission. The words “believe,” “expect,” “anticipate,” “intend,” “estimate” and other expressions which are predictions of or indicate future events and trends and which do not relate to historical matters identify forward-looking statements. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those currently anticipated. Factors that could affect actual results include, among others, changes in customers’ demand for the Company’s products, including seasonal changes in customer orders and shifting orders to lower cost regions, changes in market growth rates, changes in raw material costs and availability, pricing actions by competitors and other competitive pressures in the markets in which the Company competes, consolidation among customers and competitors, insolvency of key customers or vendors, changes in the Company’s labor relations, success in the execution of acquisitions and the performance and integration of acquired businesses including carrying value of intangible assets, restructuring and impairment charges required under generally accepted accounting principles, changes in operating expenses including medical and energy costs, changes in technology including migration from paper-based books to digital, difficulties in the start up of new equipment or information technology systems, changes in copyright laws, changes in consumer product safety regulations, changes in environmental regulations, changes in tax regulations, changes in the Company’s effective income tax rate and general changes in economic conditions, including currency fluctuations, changes in interest rates, changes in consumer confidence, changes in the housing market, and tightness in the credit markets. Although the Company believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could be inaccurate, and therefore, there can be no assurance that the forward-looking statements will prove to be accurate. The forward-looking statements included herein are made as of the date hereof, and the Company undertakes no obligation to update publicly such statements to reflect subsequent events or circumstances.

CONTACT:
Courier Corporation
James F. Conway III, 978-251-6000
Chairman, President and Chief Executive Officer
or
Peter M. Folger, 978-251-6000
Senior Vice President and Chief Financial Officer
www.courier.com